Exhibit 99.1
KINDER MORGAN, INC. INCREASES
QUARTERLY DIVIDEND TO $0.41 PER SHARE, UP 14%

Third Quarter Cash Available To Pay Dividends Up 17% Over Q3 2012

HOUSTON, Oct. 16, 2013 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today increased its quarterly cash dividend to $0.41 per share ($1.64 annualized) payable on Nov. 15, 2013, to shareholders of record as of Oct. 31, 2013. This represents a 14 percent increase over the third quarter 2012 cash dividend per share of $0.36 ($1.44 annualized) and is up from $0.40 per share ($1.60 annualized) for the second quarter of 2013.
KMI reported third quarter cash available to pay dividends of $424 million, up 17 percent from $362 million for the same period in 2012. Through the first nine months of the year, KMI reported cash available to pay dividends of $1.231 billion, a 27 percent increase from $972 million for the comparable period last year.
Chairman and CEO Richard D. Kinder said, “KMI reported strong results for the first three quarters of 2013 primarily due to continued strong performance at Kinder Morgan Energy Partners and solid results at El Paso Pipeline Partners. Looking ahead KMI is well positioned for future growth across North America. We currently have identified approximately $14.4 billion in expansion and joint venture investments across the Kinder Morgan companies, and we are pursuing customer commitments for many more projects. ”
Outlook
As previously announced, KMI expects to declare dividends of at least $1.60 per share for 2013, an increase from its 2013 published annual budget of $1.57 per share as a result of the close of the Copano acquisition. KMI’s projected declared dividend per share of $1.60 represents an increase of 14 percent over its 2012 declared dividend of $1.40 per share. Growth in 2013 is expected to be driven by strong performance at KMP, along with contributions from EPB.

KMI - Q3 Earnings	Page 2

Other News

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KMI’s board of directors has approved a share and warrant repurchase program authorizing KMI to repurchase in the aggregate up to $250 million of its (i) Class P common stock or (ii) warrants to purchase shares of its Class P common stock, which are currently trading on the New York Stock Exchange. This $250 million repurchase program is in addition to the $350 million share and warrant repurchase program that the board approved in July of this year, of which approximately $16 million of capacity remains. In aggregate, KMI has repurchased 158 warrants, and 348 warrants currently remain outstanding. Repurchases may be made by KMI from time to time in open-market or privately negotiated transactions as permitted by securities laws and other legal requirements, and subject to market conditions and other factors. Under the repurchase program, there is no time limit for share or warrant repurchases, nor is there a minimum number of shares or warrants that KMI intends to repurchase. The repurchase program may be suspended or discontinued at any time without prior notice.

Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $110 billion. It owns an interest in or operates approximately 82,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. Kinder Morgan, Inc. (NYSE: KMI) owns the general partner interests of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, Oct. 16 at www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measure of cash available to pay dividends is presented in this news release. Cash available to pay dividends is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash dividends we expect to pay our shareholders on an ongoing basis. Management uses this metric to evaluate our overall performance. Cash available to pay dividends is also an important non-GAAP financial measure for our shareholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly dividends we are paying. Our dividend policy provides that, subject to applicable law, we will pay quarterly cash dividends generally representing the cash we receive from our subsidiaries less any cash disbursements and reserves established by our board of directors. Cash available to pay dividends is also a quantitative measure used in the investment community because the value of a share of an entity like KMI that pays out all or a substantial proportion of its cash flow is generally determined by the dividend yield (which in turn is based on the amount of cash dividends the corporation pays to its shareholders relative to share price). The economic substance behind our use of cash available to pay dividends is to measure and estimate the ability of our assets to generate cash flows sufficient to pay dividends to our investors.
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KMI - Q3 Earnings	Page 3

We believe the GAAP measure most directly comparable to cash available to pay dividends is income from continuing operations. A reconciliation of cash available to pay dividends to income from continuing operations is provided in this release. Our non-GAAP measure described above should not be considered as an alternative to GAAP net income and has important limitations as an analytical tool. Our computation of cash available to pay dividends may differ from similarly titled measures used by others. You should not consider this non-GAAP measure in isolation or as a substitute for an analysis of our results as reported under GAAP. Management compensates for the limitations of this non-GAAP measure by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Media Relations	Investor Relations
Emily Mir	(713) 369-9490
(713) 369-8060	km_ir@kindermorgan.com
emily_mir@kindermorgan.com	www.kindermorgan.com

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Kinder Morgan, Inc. and Subsidiaries Preliminary Cash Available to Pay Dividends (Non-GAAP, Unaudited) (In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
KMP distributions to us
From ownership of general partner interest (1)	$450	$378	$1,294	$1,057
On KMP units owned by us (2)	38	33	110	86
On KMR shares owned by us (3)	21	18	61	53
Total KMP distributions to us	509	429	1,465	1,196

EPB distributions to us
From ownership of general partner interest (4)	55	40	155	72
On EPB units owned by us (5)	59	52	172	102
Total EPB distributions to us	114	92	327	174

Cash generated from KMP and EPB	623	521	1,792	1,370
General and administrative expenses and other (6)	(12)	(20)	(41)	(26)
Interest expense	(56)	(82)	(122)	(167)
Cash taxes	(132)	(117)	(386)	(310)
Cash available for distribution to us from KMP and EPB	423	302	1,243	867

Cash available from other assets
Cash generated from other assets (7)	104	199	291	324
EP debt assumed interest expense (8)	(87)	(98)	(245)	(154)
EP acquisition debt interest expense (9)	(16)	(41)	(58)	(65)
Cash available for distribution to us from other assets	1	60	(12)	105

Cash available to pay dividends (10)	$424	$362	$1,231	$972

Weighted Average Shares Outstanding for Dividends(11)	1,042	1,039	1,039	864

Cash Available Per Average Share Outstanding	$0.41	$0.35	$1.18	$1.13
Declared Dividend	$0.41	$0.36	$1.19	$1.03

Notes:
(1)
Based on (i) Kinder Morgan Energy Partners, L.P. (KMP) distributions of $1.35 and $3.97 per common unit declared for the three and nine months ended September 30, 2013, respectively, and $1.26 and $3.69 per common unit declared for the three and nine months ended September 30, 2012, respectively; (ii) 381 million and 340 million aggregate common units, Class B units and i-units (collectively KMP units) outstanding as of April 29, 2013 and April 30, 2012, respectively; (iii) 433 million and 347 million aggregate KMP units outstanding as of July 31, 2013 and 2012, respectively; (iv) 438 million aggregate KMP units estimated to be outstanding as of October 31, 2013 and 365 million aggregate KMP units outstanding as of October 31, 2012; (v) waived incentive distributions of $4 million for the nine months ended September 30, 2013 and $6 million and $19 million for the three and nine months ended September 30, 2012, respectively, related to KMP's acquisition of its initial 50% interest in May 2010, and subsequently, the remaining 50% interest in May 2011 of KinderHawk; and (vi) waived incentive distributions of $25 million and $50 million for the three and nine months ended September 30, 2013, respectively, as a result of KMP's acquisition of Copano. In addition, we as the general partner of KMP, agreed to waive a portion of our future incentive distributions related to the Copano acquisition in the amounts of $25 million from our fourth quarter of 2013 incentive distribution amount, $120 million in 2014, $120 million in 2015, $110 million in 2016, and annual amounts thereafter decreasing by $5 million per year from the 2016 level.

(2)
Based on 28 million in 2013, and 22 million, 22 million and 26 million KMP units owned by us as of March 31, June 30, and September 30, 2012, respectively, multiplied by the KMP per unit distribution declared, as outlined in footnote (1) above.

(3)
Assumes that we sold the Kinder Morgan Management, LLC (KMR) shares that we estimate to be received as distributions for the three and nine months ended September 30, 2013 and received as distributions for the three and nine months ended September 30, 2012, respectively. We did not sell any KMR shares in the first nine months of 2013 or 2012. We intend periodically to sell the KMR shares we receive as distributions to generate cash.

(4)
Based on (i) El Paso Pipelines Partners, L.P. (EPB) distributions of $0.65 and $1.90 per common unit declared for the three and nine months ended September 30, 2013, respectively, and $0.58 and $1.13 per common unit declared for the three and nine months ended September 30, 2012; (ii) 216 million common units outstanding as of April 29, 2013; (iii) 218 million and 208 million common units outstanding as of July 31, 2013 and 2012, respectively; and (iv) 218 million common units estimated to be outstanding as of October 31, 2013 and 216 million common units outstanding as of October 31, 2012.

(5)	Based on 90 million EPB units owned by us as of September 30, 2013 and 2012, multiplied by the EPB per unit distribution declared, as outlined in footnote (4) above.
(6)	Represents corporate general and administrative expenses, corporate sustaining capital expenditures, and other income and expense.
(7)
Represents cash available from former El Paso Corporation (EP) assets that remain at KMI , including TGP, EPNG and El Paso midstream assets for the periods presented prior to their drop-down to KMP, and our 20% interest in NGPL, net of general and administrative expenses related to KMI's EP assets. Amounts include our share of pre-tax earnings, plus depreciation, depletion and amortization, and less cash taxes and sustaining capital expenditures from equity investees.

(8)	Represents interest expense on debt assumed from the May 25, 2012 EP acquisition.
(9)	Represents interest associated with Kinder Morgan, Inc.'s (KMI) remaining debt issued to finance the cash portion of EP acquisition purchase price.
(10)
Excludes $37 million and $322 million in after-tax expenses associated with the EP acquisition and EP Energy sale for the three and nine months ended September 30, 2012, respectively. The three months ended September 30, 2012 includes (i) $60 million of expense for capitalized financing fees associated with the EP acquisition financing that were written-off (due to debt repayments) or amortized in the third quarter and (ii) $24 million benefit associated with pension income and tax benefits on deferred compensation. The nine months ended September 30, 2012 includes (i) $99 million in employee severance, retention and bonus costs; (ii) $55 million of accelerated EP stock based compensation allocated to the post-combination period under applicable GAAP rules; (iii) $37 million in advisory fees; (iv) $66 million write-off (primarily due to debt repayments) or amortization of capitalized financing fees; (v) $70 million for legal fees and reserves; and (vi) $24 million benefit associated with pension income and legal recoveries noted above.

(11)
Includes weighted average common stock outstanding and (i) for 2013, approximately 6 million of unvested restricted stock awards issued to management employees that contain rights to dividends and (ii) for 2012, Class B shares, Class C shares and unvested restricted stock.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statement of Income (1) (Unaudited) (In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenue	$3,654	$2,870	$10,096	$6,894

Costs, expenses and other
Operating expenses	1,958	1,345	5,244	3,255
Depreciation, depletion and amortization	467	403	1,327	1,010
General and administrative	158	186	481	816
Taxes, other than income taxes	95	88	295	207
Other expense	(65)	(4)	(81)	(22)
	2,613	2,018	7,266	5,266

Operating income	1,041	852	2,830	1,628

Other income (expense)
Earnings from equity investments	100	101	294	238
Amortization of excess cost of equity investments	(11)	(5)	(29)	(9)
Interest, net	(418)	(523)	(1,247)	(993)
Gain on remeasurement of previously held equity interest in Eagle Ford Gathering to fair value	—	—	558	—
Gain on sale of investments in Express	(1)	—	224	—
Other, net	11	21	35	29

Income from continuing operations before income taxes	722	446	2,665	893

Income tax expense	(171)	(60)	(675)	(165)

Income from continuing operations	551	386	1,990	728

Income from discontinued operations, net of tax	—	48	—	145
Loss on sale and remeasurement of KMP's FTC Natural Gas Pipelines disposal group to fair value, net of tax	—	(179)	(2)	(934)
Loss from discontinued operations	—	(131)	(2)	(789)

Net income (loss)	551	255	1,988	(61)

Net (income) loss attributable to noncontrolling interests	(265)	(55)	(1,133)	156

Net income attributable to KMI	$286	$200	$855	$95

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statement of Income (1) (continued) (Unaudited) (In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Class P Shares
Basic and Diluted Earnings (Loss) Per Common Share From Continuing Operations (2)	$0.27	$0.21	$0.82	$0.33
Basic and Diluted Loss Per Common Share From Discontinued Operations		(0.02)	—	(0.22)
Total Basic and Diluted Earnings Per Common Share	$0.27	$0.19	$0.82	$0.11

Class A Shares (2)
Basic and Diluted Earnings Per Common Share From Continuing Operations (2)		$0.19		$0.26
Basic and Diluted Loss Per Common Share From Discontinued Operations		(0.02)		(0.22)
Total Basic and Diluted Earnings Per Common Share		$0.17		$0.04

Basic Weighted Average Number of Shares Outstanding
Class P Shares	1,036	605	1,036	366
Class A Shares		432		496

Diluted Weighted Average Number of Shares Outstanding (3)
Class P Shares	1,036	1,039	1,036	864
Class A Shares		432		496

Declared dividend per common share	$0.41	$0.36	$1.19	$1.03

Notes:
(1)
Includes the operations of EP and its consolidated subsidiaries for the periods after May 25, 2012 and earnings per share reflect the issuance of 330 million shares that were used to provide for the equity portion of the EP acquisition purchase price.

(2)
The Class A shares earnings per share as compared to the Class P shares earnings per share has been primarily reduced by the dividends paid to the Class B shares on February 15, May 16, and August 15, 2012. On December 26, 2012, all remaining Class A, B and C shares were converted into Class P shares and cancelled.

(3)	The outstanding KMI warrants and convertible preferred securities (assumed from the May 25, 2012 EP acquisition) were anti-dilutive during the periods presented.

Kinder Morgan, Inc. and Subsidiaries Preliminary Reconciliation of Cash Available to Pay Dividends from Continuing Operations (Unaudited) (In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Income from continuing operations (1)	$551	$386	$1,990	$728
Income from discontinued operations (1) (2)	—	48	(2)	145
Income attributable to EPB (3)	—	—	—	(37)
Distributions declared by EPB for the second quarter and payable in the third quarter of 2012 to KMI (3)	—	—	—	82
Depreciation, depletion and amortization (1) (4)	467	403	1,327	1,017
Amortization of excess cost of equity investments (1)	11	5	29	9
Earnings from equity investments (1) (5)	(100)	(123)	(294)	(302)
Distributions from equity investments	104	122	303	290
Distributions from equity investments in excess of cumulative earnings	39	46	117	159
Difference between equity investment distributable cash flow and distributions received (6)	54	62	136	92
KMP certain items (7)	(33)	48	(534)	33
KMI certain items (8)	5	85	(1)	484
KMI deferred tax adjustment (9)	—	(3)	—	35
Difference between cash and book taxes	39	(65)	175	(212)
Difference between cash and book interest expense for KMI	(28)	(39)	(27)	(14)
Sustaining capital expenditures (10)	(105)	(117)	(257)	(232)
KMP declared distribution on its limited partner units owned by the public (11)	(533)	(408)	(1,487)	(1,155)
EPB declared distribution on its limited partner units owned by the public (12)	(83)	(72)	(241)	(137)
Other (13)	36	(16)	(3)	(13)

Cash available to pay dividends	$424	$362	$1,231	$972

Notes
(1)	Consists of the corresponding line items in the preceding Preliminary Unaudited Consolidated Statements of Income.
(2)	2012 amounts primarily represents income from KMP's FTC Natural Gas Pipeline disposal group, net of tax.
(3)
On May 25, 2012, we began recognizing income from our investment in EPB, and we received in the third quarter the full distribution for the second quarter of 2012 as we were the holder of record as of July 31, 2012.

(4)	Nine month 2012 amount includes $7 million associated with KMP's FTC Natural Gas Pipeline disposal group.
(5)	2012 includes $22 million and $64 million for the three and nine months ended September 30, 2012, respectively, associated with KMP's FTC Natural Gas Pipeline disposal group.
(6)	Consists of the difference between cash available for distributions and the distributions received from our equity investments.
(7)
Consists of items such as hedge ineffectiveness, legal and environmental reserves, gain/loss on sale, insurance proceeds from casualty losses, and asset acquisition and/or disposition expenses. Nine months 2013 includes (i) $558 million gain on remeasurement of previously held equity interest in Eagle Ford Gathering to fair value; (ii) $177 million for legal reserves related to the rate case and other litigation and environmental matters on KMP's west coast Products Pipelines; and (iii) $140 million, net of tax, gain on the sale of Express. For more information, see KMP’s 3rd Quarter 2013 Earnings Release filed on Form 8-K with the SEC on October 16, 2013.

(8)
Primarily represents pre-tax (income) expense associated with the EP acquisition and EP Energy sale. The three months ended September 30, 2012 includes (i) $95 million of expense for capitalized financing fees associated with the EP acquisition financing that were written-off (due to debt repayments) or amortized; and (ii) $38 million benefit associated with pension income and legal recoveries. The nine months ended September 30, 2012 includes (i) $157 million in employee severance, retention and bonus costs; (ii) $87 million of accelerated EP stock based compensation allocated to the post-combination period under applicable GAAP rules; (iii) $37 million in advisory fees; (iv) $104 million write-off (primarily due to repayments) or amortization of capitalized financing fees; (v) $96 million for legal fees and reserves; and (vi) $38 million benefit associated with pension income and legal recoveries noted above.

(9)	2012 amounts represent an increase in our state effective tax rate as a result of the EP acquisition.
(10)	We define sustaining capital expenditures as capital expenditures that do not expand the capacity of an asset.
(11)
Declared distribution multiplied by limited partner units outstanding on the applicable record date less units owned by us. Includes distributions on KMR shares. KMP must generate the cash to cover the distributions on the KMR shares, but those distributions are paid in additional shares and KMP retains the cash. We do not have access to that cash.

(12)	Declared distribution multiplied by EPB limited partner units outstanding on the applicable record date less units owned by us.
(13)
Consists of items such as timing and other differences between earnings and cash, KMP’s and EPB's cash flow in excess of their distributions, non-cash purchase accounting adjustments related to the EP acquisition and going private transaction primarily associated with non-cash amortization of debt fair value adjustments.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	September 30, 2013	December 31, 2012 (1)
ASSETS

Cash and cash equivalents - KMI	$137	$71
Cash and cash equivalents - KMP	534	529
Cash and cash equivalents - EPB	145	114
Other current assets	2,724	2,960
Property, plant and equipment, net - KMI	2,630	2,735
Property, plant and equipment, net - KMP	26,742	22,330
Property, plant and equipment, net - EPB	5,903	5,931
Investments	6,044	5,804
Goodwill - KMI	17,940	18,193
Goodwill - KMP	6,532	5,417
Goodwill - EPB	22	22
Deferred charges and other assets	5,263	4,139
TOTAL ASSETS	$74,616	$68,245

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
Short-term debt - KMI	$2,195	$1,153
Short-term debt - KMP	702	1,155
Short-term debt - EPB	76	93
Other current liabilities	3,442	2,827
Long-term debt - KMI	7,724	9,148
Long-term debt - KMP	18,910	15,907
Long term debt - EPB	4,180	4,254
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments (2)	2,124	2,591
Deferred income taxes	4,375	4,071
Other long-term liabilties	2,486	2,846
Total liabilities	46,314	44,145

Shareholders' Equity
Accumulated other comprehensive loss	(97)	(118)
Other shareholders' equity	13,362	13,984
Total KMI equity	13,265	13,866
Noncontrolling interests	15,037	10,234
Total shareholders' equity	28,302	24,100
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$74,616	$68,245

Debt, net of cash
KMI (3)	$9,782	$10,230
KMP	19,078	16,533
EPB	4,111	4,233
Total Consolidated Debt	$32,971	$30,996

Notes:
(1)	December 2012 balance sheet recast to reflect the transfer of assets among entities under common control.
(2)
Amounts include the fair value of interest rate swaps, debt discounts and premiums, and purchase price allocation adjustments, including adjustments to record EP's debt, including EPB debt, at its May 25, 2012 fair value.

(3)	Amounts exclude the preferred interest in general partner of KMP.